Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
AZURRX BIOPHARMA, INC.

AzurRx BioPharma, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST: That a resolution was duly adopted on October 29, 2019, by the Board of Directors of the Corporation pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth an amendment to the Certificate of Incorporation of the Corporation and declaring said amendment to be advisable.  The stockholders of the Corporation duly approved said proposed amendment at the 2019 annual meeting of stockholders held on December 19, 2019, in accordance with Section 242 of the General Corporation Law of the State of Delaware.  The proposed amendment set forth as follows:

Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation, as amended to date, be and hereby is amended by deleting the following sentence in the first paragraph of Article FOURTH:

The total number of shares which the Corporation shall have authority to issue is one hundred ten million (110,000,000) shares, of which one hundred million (100,000,000) shares shall be common stock, par value $0.0001 per share, and ten million (10,000,000) shares shall be preferred stock, par value $.0.0001 per share.

The first reflected above under the first paragraph of Article FOURTH will be replaced by the following:

The total number of shares which the Corporation shall have authority to issue is one hundred sixty million (160,000,000) shares, of which one hundred fifty million (150,000,000) shares shall be common stock, par value $0.0001 per share, and ten million (10,000,000) shares shall be preferred stock, par value $.0.0001 per share.

SECOND: That said amendment will have an Effective Time of 5:00 P.M., Eastern Time, on the filing date of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer this 20th day of December, 2019.

/s/ James Sapirstein JAMES SAPIRSTEIN
President and Chief Executive Officer